As filed with the Securities and Exchange Commission on November 12, 2021

Registration No. 333- 240089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1 ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Whole Earth Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-4101973 (I.R.S. Employer Identification Number)

125 S. Wacker Drive
Suite 3150
Chicago, IL 60606
(312) 840-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ira Schlussel

125 S. Wacker Drive
Suite 3150
Chicago, IL 60606
(312) 840-3005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher P. Giordano
Jon Venick
Stephen P. Alicanti

Sanjay M. Shirodkar
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10022
(212) 335-4500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 24, 2020, the registrant filed a registration statement on Form S-1 (Registration No. 333-240089) (the “Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2020.

On June 9, 2021, the registrant filed a post-effective amendment to the Registration Statement (“Post-Effective Amendment No. 1”) to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and certain other information.

Post-Effective Amendment No. 1 was subsequently declared effective by the SEC on June 14, 2021.

This post-effective amendment to the Registration Statement (“Post-Effective Amendment No. 2”) is being filed by the registrant to convert the registration statement on Form S-1 into a registration statement on Form S-3.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2021

PRELIMINARY PROSPECTUS

10,131,700 Shares of Common Stock
2,944,488 Shares of Common Stock by the Selling Security Holders
1,333,420 Warrants by the Selling Security Holders

Whole Earth Brands, Inc.

This prospectus relates to (a) the issuance by us of up to 10,131,700 shares of our common stock, par value $0.0001 per share (“common stock”), upon the exercise of the private placement warrants and public warrants, each exercisable to purchase one half of one share of common stock at $5.75 per half share ($11.50 per whole share); and (b) the resale from time to time of (i) an aggregate of 2,944,488 shares of common stock, consisting of (x) 2,277,778 shares of common stock and (y) 666,710 shares of common stock issuable upon the exercise of the private placement warrants (the “Private Warrants”), and (ii) 1,333,420 private placement warrants by the selling security holders named in this prospectus (each a “selling security holder” and collectively, the “selling security holders”).

On June 25, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain Purchase Agreement dated as of December 19, 2019, as amended on each of February 12, 2020, May 8, 2020 and June 15, 2020 (as amended, the “Purchase Agreement”), with Flavors Holdings Inc., a Delaware corporation, MW Holdings I LLC, a Delaware limited liability company, MW Holdings III LLC, a Delaware limited liability company, and Mafco Foreign Holdings, Inc., a Delaware corporation and, for the purposes of Amendment Nos. 2 and 3 to the Purchase Agreement, Project Taste Intermediate LLC, a Delaware limited liability company. In connection with the closing of the Business Combination, the registrant changed its name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.”

We are registering the resale of common stock and private placement warrants as required by (i) a registration rights agreement (the “registration rights agreement”) entered into by and between us and Act II Global LLC, a Delaware limited liability, and (ii) certain subscription agreements we entered into with certain private placement investors in connection with the Business Combination. We will receive the proceeds from the exercise of the warrants but not from the resale of the common stock or warrants by the selling security holders.

We will bear all costs, expenses and fees in connection with the registration of the common stock and warrants. The selling security holders will bear all commissions and discounts, if any, attributable to their respective sales of the common stock and warrants.

Investing in our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Our common stock and warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FREE” and “FREEW,” respectively. On November 11, 2021, the closing sale price of our common stock was $12.22 per share, and the closing sale price of our warrants was $1.60 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2021.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the selling security holders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling security holders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling security holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you is accurate as of any date other than the date of such document. You should not assume that the information incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you is accurate as of any date other than the date of such incorporated document.

This prospectus includes market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the selling security holders guarantee the accuracy or completeness of this information and neither we nor the selling security holders have independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” and any free writing prospectus that we may prepare and distribute.

Unless otherwise stated in this report, or the context otherwise requires, references to “Whole Earth Brands,” the “Company,” “we,” or “our” refer to (i) Merisant Company (collectively with its subsidiaries, “Merisant”) and Mafco Worldwide LLC (collectively with its subsidiaries and affiliates, “Mafco Worldwide,” and together with Merisant, “Merisant and MAFCO”) for the period from January 1, 2020 through June 25, 2020 and the year ended December 31, 2019 prior to the consummation of the indirect acquisition of Merisant and MAFCO (the “Business Combination”), and (ii) Whole Earth Brands, Inc. and its subsidiaries for the period from June 26, 2020 through June 30, 2021 after the consummation of the Business Combination. Certain figures have been rounded for ease of presentation and may not sum due to rounding. When we refer to “you,” we mean the potential holders of our securities.

In this prospectus, we refer to our common stock and warrants to purchase common stock, collectively, as “securities.”

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically with the SEC, which is available at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

The Company makes available free of charge through its website at http://www.wholeearthbrands.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after it electronically files with, or furnishes to, the SEC. Any information available on or through the Company’s website is not part of this prospectus, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation of Certain Information by Reference” below.

This prospectus forms part of the registration statement filed by the Company with the SEC under the Securities Act. Whenever a reference is made in this prospectus to a contract or other document that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. Any information incorporated by reference is deemed to be part of this prospectus.

The Company incorporates by reference in this prospectus the documents set forth below that have been previously filed with the SEC as well as any filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the applicable offering; provided, however, that, except as specifically provided below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2021);

•	our Definitive Proxy Statement on Schedule 14A filed on August 30, 2021 (to the extent incorporated by reference into our Annual Report on Form 10-K);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 14, 2021, for the quarter ended June 30, 2021, filed with the SEC on August 9, 2021 and for the quarter ended September 30, 2021, filed with the SEC on November 9, 2021;

•	our Current Reports on Form 8-K filed with the SEC on November 12, 2020 (as amended by the Form 8-K/A filed with the SEC on January 13, 2021), February 8, 2021 (as amended by the Form 8-K/A filed with the SEC on March 26, 2021), March 16, 2021, April 2, 2021, April 30, 2021, July 1, 2021, September 28, 2021, October 12, 2021 and November 12, 2021; and

•	the description of our common stock contained in the registration statement on Form 8-A filed with the SEC on April 24, 2019, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K of the Company, including any related exhibits under Item 9.01, will not be incorporated by reference in this prospectus.

To obtain copies of these filings, see “Where You Can Find More Information.” You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone number set forth below:

Whole Earth Brands, Inc.,
125 S. Wacker Drive, Suite 3150,
Chicago, Illinois 60606
(312) 840-6000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to achieve or maintain profitability; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for our products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic including the risks of a global recession or a recession in one or more of our key markets, and the impact they may have on us and our customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way we operate; the impact of the COVID-19 pandemic on our suppliers, including disruptions and inefficiencies in the supply chain; our success in integrating the various operating companies constituting Merisant and MAFCO; our ability to integrate Wholesome and Swerve and achieve the anticipated benefits of the transactions in a timely manner or at all; and such other factors as discussed throughout, including in “Risk Factors” in this prospectus, in any applicable prospectus supplement and in the documents that are incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, our information may be incomplete or limited, and we cannot guarantee future results. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. You should read all such documents carefully, and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, any applicable prospectus supplement, in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy our securities.

Unless otherwise specified, share calculations do not include any shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock.

Overview

We are a global food company enabling healthier lifestyles and providing access to high-quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products. We operate a proven platform organized into two reportable segments.

•	Branded CPG, comprised of our Merisant division of operating companies, Wholesome and Swerve, is a global CPG business focused on building a branded portfolio oriented toward serving customers seeking zero-calorie, low calorie, natural, no-sugar-added and plant-based products. Our Branded CPG products are sold under both our global flagship brands, as well as private label brands. Our global flagship brands include Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel®, Equal®, and existing branded adjacencies.

•	Flavors & Ingredients, comprised of our Mafco Worldwide division of operating companies, is a global, business-to-business focused operation with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. Our products provide a variety of solutions to its customers including flavor enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics.Our Flavors & Ingredients segment operates our licorice-derived products business.

Our platform can be leveraged to support new product development, distribution gains in North America, further geographic expansion and to pursue mergers and acquisitions activity. We will seek to expand our branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer products industry. Over time, we will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Corporate Information

We were originally formed as Act II Global Acquisition Corp., a Cayman Islands exempted company formed as a blank check company (“Act II”), which consummated its initial public offering in April 2019. On June 24, 2020, we domesticated into a Delaware corporation and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” On June 25, 2020, we consummated the remainder of the Business Combination and, in connection therewith, became (i) a successor issuer to Act II by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) the ultimate parent of Merisant and MAFCO.

Our principal executive offices are located at 125 S. Wacker Drive, Suite 3150, Chicago, IL 60606, and our telephone number is (312) 840-6000. We maintain a website at www.wholeearthbrands.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus or the registration statement of which this prospectus is a part.

THE OFFERING

Shares of our common stock to be issued upon exercise of all private placement warrants and public warrants	Up to 10,131,700 shares of common stock
Shares of common stock offered by the selling security holders (including 666,710 shares of common stock that may be issued upon exercise of the private placement warrants)	2,944,488 shares of common stock
Warrants offered by the selling security holders (representing the private placement warrants)	1,333,420 warrants
Exercise price	$5.75 per one-half share ($11.50 per whole share)
Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Market for securities	Our shares of common stock and warrants are listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively.
Use of proceeds	We will not receive any proceeds from the sale of the common stock and warrants to be offered by the selling security holders. With respect to shares of common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of warrants, to the extent such warrants are exercised for cash, for general corporate purposes. See section entitled “Use of Proceeds.”
Risk factors	An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents we file with the SEC, before making an investment decision.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents we file with the SEC, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of warrants, to the extent such warrants are exercised for cash, for general corporate purposes. We will receive up to an aggregate of approximately $7,667,165 from the exercise of all warrants assuming the exercise in full of all such warrants for cash.

All of the common stock and warrants offered by the selling security holders pursuant to this prospectus will be sold by the selling security holders for their respective accounts. We will not receive any of the proceeds from these sales.

The selling security holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling security holders in disposing of their securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation (the “certificate of incorporation”), our bylaws (the “bylaws”) and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We urge to you read each of the certificate of incorporation, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of such securities. Our common stock and warrants are registered pursuant to Section 12 of the Exchange Act. Unless otherwise indicated, the terms “we”, “us”, and “our” refer to Whole Earth Brands Inc.

Authorized Capital Stock

The total amount of our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued and outstanding.

Preferred Stock

Our board of directors has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control our company.

Common Stock

General

Holders of our common stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we expect to issue all shares of our capital stock in uncertificated form.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. Any dividends declared by our board of directors to the holders of the then outstanding shares of common stock shall be paid to the holders thereof pro rata in accordance with the number of shares of common stock held by each such holder as of the record date of such dividend.

Other Rights

Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights

If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.

Warrants

Our warrants are issued under an Amended and Restated Warrant Agreement (the “Warrant Agreement”) dated as of June 25, 2020, between us and Continental Stock Transfer & Trust Company, as warrant agent. Pursuant to the Warrant Agreement, each warrant is exercisable for one-half of one share of our common stock at an exercise price of $5.75 per one-half share ($11.50 per whole share), subject to the adjustments provided in the Warrant Agreement.

Pursuant to the Warrant Agreement, warrant holders may exercise their warrants only for a whole number of shares of our common stock. Therefore, only two warrants or a multiple of two warrants may be exercised at any given time by a warrant holder. No fractional shares will be issued upon exercise of the warrants. For example, if a warrant holder only holds one warrant to purchase one-half of one share of our common stock, such warrant will not be exercisable. However, if a warrant holder holds two warrants, such warrants will be exercisable for one share of common stock. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to such holder.

No warrant is exercisable, and we are not obligated to issue shares of common stock, until such shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the warrant holder. If a registration statement covering our common stock issuable upon exercise of the warrants is not effective within 60 business days from the completion of the Transaction (as defined in the Warrant Agreement), or at any time thereafter, warrant holders may, until such time as there is an effective registration statement, exercise warrants only on a “cashless basis” pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the volume weighted average price of the common stock as reported during the 10 trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of the warrants or its securities broker or intermediary.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price at any time prior to the expiration date for a period of not less than 20 business days, provided that we provide at least 20 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The warrants will expire at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years from the completion of the Transaction, (y) our liquidation, or (z) other than with respect to the private placement warrants, the redemption date as fixed by us pursuant to the Warrant Agreement, if we elect to redeem all warrants as described below. Each outstanding warrant not exercised on or before the expiration date will become void, and all rights under the warrants and the Warrant Agreement will cease as of the expiration date.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder

•	if and only if, the reported last sale price of the shares of our common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•	if and only if, there is a current registration statement in effect with respect to our common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption

If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

A warrant holder will not have the rights or privileges of holders of common stock and any voting rights with respect to the shares underlying any warrants until they exercise such warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to such rights with respect to such shares of common stock as provided by applicable law, our organizational documents and any other applicable agreement.

Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the common stock outstanding.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 65% of the then-outstanding public warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the exercise period of the warrants in accordance with the Warrant Agreement, without the consent of any holder.

Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

Our certificate of incorporation provides that a special meeting of stockholders may be called by the (a) the chairperson of our board of directors or (b) our board of directors.

Removal of Directors

Subject to applicable law, any director or the entire board of directors may be removed with or without cause, by the affirmative vote of the holders of a majority of our shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) our board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by our board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our certificate of incorporation, we have not opted out of Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers or employees for breach of fiduciary duty, any provision of the DGCL, our certificate of incorporation or our bylaws or other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

The transfer agent for our common stock and warrants is Continental Stock Transfer & Trust Company.

Listing

Our common stock and warrants are currently listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we believe the foregoing conditions have been met.

SELLING SECURITY HOLDERS

This prospectus relates to the resale by the selling security holders from time to time of up to 2,944,488 shares of common stock (including 666,710 shares of common stock that may be issued upon exercise of the private placement warrants) and 1,333,420 private placement warrants. The selling security holders may from time to time offer and sell any or all of the common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling security holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling security holders’ interest in the common stock or warrants other than through a public sale. We may amend or supplement this prospectus from time to time in the future to update or change this selling security holders list and the shares of our common stock that may be resold.

The following table sets forth, as of the date of this prospectus, the names of the selling security holders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the selling security holders may offer pursuant to this prospectus and the number of shares of common stock and warrants beneficially owned by the selling security holders after the sale of the securities offered hereby. Unless otherwise indicated in these footnotes, each of the named selling security holders has, to our knowledge, sole voting and investment power with respect to the shares of common stock beneficially owned. We have based percentage ownership on 38,477,488 shares of common stock outstanding as of November 5, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the selling security holders will in fact sell any or all of such common stock or warrants. In addition, the selling security holders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the selling security holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling security holder information for each additional selling security holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling security holder’s shares and warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling security holder and the number of shares and warrants registered on its behalf. A selling security holder may sell or otherwise transfer all, some or none of such shares and warrants in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name of Selling Security Holder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	%	Number of Warrants	%
Irwin D. Simon(1)	1,125,976	—	1,096,000	―	29,976	*	—	—
Monashee Investment Management LLC(2)	280,720	561,440	280,720	561,440	—	—	—	—
Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund(3)	2,077,800	1,003,200	1,350,900	701,800	726,900	1.89%	301,400	1.49%
Polar Asset Management Partners Inc.(4)	35,090	70,180	35,090	70,180	—	—	—	—
Ira J. Lamel(5)	159,572	—	151,778	—	7,794	*	—	—
Anuraag Agarwal(6)	22,794	—	15,000	—	7,794	*	—	—
John M. McMillin(7)	31,294	—	15,000	—	16,794	*	—	—

*	Less than one percent.

(1)	Includes 730,667 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the five (5) years following the Closing Date (the “Escrow Period”), (ii) a Change in Control (as defined in that certain Purchase Agreement, dated as of December 19, 2019, as amended on each of February 12, 2020, May 8, 2020 and June 15, 2020 (as amended, the “Purchase Agreement”), by and among the Company, Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC, and Mafco Foreign Holdings, Inc. and, for the purposes of Amendment Nos. 2 and 3 to the Purchase Agreement, Project Taste Intermediate LLC) and (iii) the expiration of the Escrow Period. Includes 29,976 shares of unvested restricted common stock and excludes 18,409 shares of restricted stock units that have been granted and which will result in the issuance of an equal number of shares of common stock upon vesting. Mr. Simon is the executive chairman of our board of directors.

(2)	Includes (a)(i) 193,600 shares of common stock underlying warrants and (ii) 387,200 warrants held by BEMAP Master Fund LTD (“BEMAP”) and (b)(i) 87,120 shares of common stock underlying warrants and (ii) 174,240 warrants held by Monashee Pure Alpha SPV I LP (together with BEMAP, the “Monashee Funds”). Monashee Investment Management LLC is the investment advisor for each of the Monashee Funds. Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by the Monashee Funds and may be deemed to beneficially own such securities. The principal business address for Monashee Investment Management LLC is 75 Park Plaza, 2nd Floor, Boston, MA 02116, and the principal business address for each of BEMAP Master Fund Ltd. and Monashee Pure Alpha SPV I LP is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(3)	Includes (a)(i) 726,900 shares of common stock (including 150,700 shares underlying public warrants) and (ii) 301,400 public warrants held before giving effect to the securities issued in connection with the PIPE Financing; and (b)(i) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) and (ii) 701,800 private placement warrants issued in connection with the PIPE Financing.

(4)	According to information provided by the selling security holder, Polar Asset Management Partners Inc. is the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the securities directly held by PMSMF, and in such capacity, holds sole voting and dispositive power over 35,090 shares of common stock underlying private placement warrants issued in connection with the PIPE Financing. Paul Sabourin, as Chief Investment Officer of Polar Asset Management Partners Inc., has the power to vote or dispose of the securities beneficially owned by Polar Asset Management Partners Inc. and therefore may also be deemed the beneficial owner of such securities. The business address for Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada.

(5)	Includes 101,185 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Includes 7,794 shares of unvested restricted common stock. Ira J. Lamel is a member of our board of directors. Prior to the consummation of the business combination, Mr. Lamel served as our chief financial officer.

(6)	Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Includes 7,794 shares of unvested restricted common stock. Anuraag Agarwal is a member of our board of directors.

(7)	Includes 10,000 shares of common stock that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period. Includes 7,794 shares of unvested restricted common stock. John M. McMillin is a member of our board of directors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to our security holders (“security holders” include holders of our common stock and/or warrants). This section applies only to our security holders that hold their shares of common stock or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only, except as otherwise indicated, and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. holder” is a beneficial owner of common stock or warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Taxation of Distributions.  If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.  Upon a sale or other taxable disposition of our common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise or Lapse of a Warrant.  Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions.  The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “— Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Medicare Tax.  Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of securities. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our securities.

Information Reporting and Backup Withholding.  In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). However, U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions.  In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant.  The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.  A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates.

Possible Constructive Distributions.  The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding.  Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.  Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

The selling security holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on Nasdaq or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of their shares of our common stock or our private placement warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price;

•	distribution to members, partners or stockholders of selling security holders;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of our securities owned by them and, if a selling security holder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or private placement warrants or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling security holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of our common stock or warrants offered by them will be the purchase price of our common stock or warrants less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling security holders.

The selling security holders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling security holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding or three years from the date of effectiveness of this registration statement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The selling security holders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

The selling security holders may use this prospectus in connection with resales of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the selling security holders, the terms of our common stock or warrants and any material relationships between us and the selling security holders. The selling security holders may be deemed to be underwriters under the Securities Act in connection with our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling security holders will receive all the net proceeds from the resale of our common stock or warrants.

A selling security holder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of our common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $166,278.62.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated and combined financial statements of Whole Earth Brands, Inc. and subsidiaries (the Company) appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2020 (Successor) and 2019 (Predecessor), the related consolidated and combined statements of operations, comprehensive income (loss), equity and cash flows for the period from June 26, 2020 through December 31, 2020 (Successor) and the period from January 1, 2020 through June 25, 2020 (Predecessor), and for each of the two years in the period ended December 31, 2019 (Predecessor), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined balance sheets of Swerve, L.L.C. and Swerve IP, L.L.C. as of December 31, 2019 and 2018, and the related combined statements of income and member’s equity, and cash flows for each of the two years in the period ended December 31, 2019, incorporated by reference herein, have been audited by Postlethwaite & Netterville, APAC, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of WSO Investments, Inc. as of August 28, 2020 and August 30, 2019 and for the years then ended, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$31,028.62	(1)
Accounting fees and expenses	$60,000.00
Legal fees and expenses	$250.00
Financial printing and miscellaneous expenses	$75,000.00
Total	$166,278.62

(1)	Previously paid.

Item 15.   Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

Additionally, our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 16.   Exhibits and Financial Statement Schedules

See the Exhibit Index attached to this registration statement, which Exhibit Index is incorporated by reference herein.

Item 17.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index.

Exhibit No.	Description
2.1†	Purchase Agreement dated as of December 19, 2019, by and among Act II Global Acquisition Corp., Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC and Mafco Foreign Holdings, Inc. (incorporated by reference to Exhibit 2.1 of Act II’s Current Report on Form 8-K (File No. 001-38880), filed with the SEC on December 23, 2019).
2.2†	Amendment No. 1 to Purchase Agreement dated as of February 12, 2020 by and among Act II Global Acquisition Corp., Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC and Mafco Foreign Holdings, Inc. (incorporated by reference to Exhibit 2.1 of Act II’s Current Report on Form 8-K (File No. 001-38880), filed with the SEC on February 13, 2020).
2.3	Amendment No. 2 to Purchase Agreement dated as of May 8, 2020, by and among Act II Global Acquisition Corp., Project Taste Intermediate LLC, Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC and Mafco Foreign Holdings, Inc. (incorporated by reference to Exhibit 2.1 of Act II’s Current Report on Form 8-K (File No. 001-38880), filed with the SEC on May 11, 2020).
2.4†	Amendment No. 3 to Purchase Agreement dated as of June 15, 2020, by and among Act II Global Acquisition Corp., Project Taste Intermediate LLC, Flavors Holdings Inc., MW Holdings I LLC, MW Holdings III LLC and Mafco Foreign Holdings, Inc. (incorporated by reference to Exhibit 2.1 of Act II’s Current Report on Form 8-K (File No. 001-38880), filed with the SEC on June 16, 2020).
4.1	Specimen Common Stock Certificate of Whole Earth Brands, Inc. (incorporated by reference to Exhibit 4.5 of Act II’s Form S-4 (File No. 333-236459), filed with the SEC on May 11, 2020).
4.2	Amended and Restated Warrant Agreement dated as of June 25, 2020, by and between Whole Earth Brands, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K (File No. 001-38880), filed with the SEC on June 30, 2020).
5.1	Opinion of DLA Piper LLP (US) (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on July 24, 2020).
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company.
23.2	Consent of Postlethwaite & Netterville, APAC, independent auditors of Swerve.
23.3	Consent of Grant Thornton LLP, independent certified public accountants of Wholesome.
23.4	Consent of DLA Piper LLP (US) (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).

†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

#	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on November 12, 2021.

WHOLE EARTH BRANDS, INC.

By:	/s/ Brian Litman
	Name:	Brian Litman
	Title:	Chief Accounting Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Albert Manzone and Brian Litman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Albert Manzone Albert Manzone	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2021
/s/ Brian Litman Brian Litman	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2021
/s/ Irwin D. Simon Irwin D. Simon	Executive Chairman of the Board of Directors	November 12, 2021
/s/ Anuraag Agarwal Anuraag Agarwal	Director	November 12, 2021
/s/ Steven M. Cohen Steven M. Cohen	Director	November 12, 2021
/s/ Denise Faltischek Denise Faltischek	Director	November 12, 2021
/s/ Ira J. Lamel Ira J. Lamel	Director	November 12, 2021
/s/ John M. McMillin John M. McMillin	Director	November 12, 2021